EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol: ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
October 27, 2026	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2026 THIRD QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL; “Arch,” “our” or “the Company”) announces its 2026 third quarter results. The results included:
•Net income available to Arch common shareholders of $1.0 billion, or $3.00 per share, representing an 18.1% annualized net income return on average common equity, compared to net income available to Arch common shareholders of $1.3 billion, or $3.56 per share, for the 2025 third quarter.
•After-tax operating income available to Arch common shareholders(1) of $910 million, or $2.67 per share, representing a 16.0% annualized operating return on average common equity(1), compared to $1.0 billion, or $2.77 per share, for the 2025 third quarter.
•Pre-tax current accident year catastrophic losses for the Company’s insurance and reinsurance segments, net of reinsurance and reinstatement premiums, of $234 million.
•Favorable development in prior year loss reserves, net of related adjustments, of $179 million.
•Combined ratio excluding catastrophic activity and prior year development(1) of 81.2%, compared to 80.5% for the 2025 third quarter.
•Share repurchases of $1.4 billion.
•Book value per common share of $67.90 at September 30, 2026, a 0.2% decrease from June 30, 2026.
“We delivered a strong quarter, driven by solid underwriting performance across our three segments and continued strength from our investment portfolio,” said Arch CEO Nicolas Papadopoulo. “We are operating in a transitioning market where conditions are increasingly uneven, but we are prepared and welcome the challenge. The market will continue to evolve, but our core principles will not, and we remain focused on producing superior risk-adjusted returns over the long term. As Arch celebrates its first 25 years, I want to thank our employees for what we have built together: a global franchise, a strong brand and a culture anchored in our Values. I also want to thank our investors for their continued confidence in Arch.”
All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results:

(U.S. Dollars in millions)	Three Months Ended September 30,
	2026	2025	% Change
Gross premiums written	$5,391	$5,410	(0.4)
Net premiums written	3,845	3,964	(3.0)
Net premiums earned	4,014	4,285	(6.3)
Underwriting income (1)	702	871	(19.4)
Underwriting Ratios			% Point Change
Loss ratio	55.0%	51.4%	3.6
Underwriting expense ratio (2)	27.5%	28.4%	(0.9)
Combined ratio	82.5%	79.8%	2.7

Combined ratio excluding catastrophic activity and prior year development (1)	81.2%	80.5%	0.7
(1)    See ‘Comments on Non-GAAP Financial Measures’ for further details.
(2)    The ‘Underwriting expense ratio’ includes ‘Other underwriting income.’ See ‘Comments on Non-GAAP Financial Measures’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results (see ‘Comments on Non-GAAP Financial Measures’ for further details):

(U.S. Dollars in millions, except per share data)	Three Months Ended
	September 30,
	2026	2025
Net income available to Arch common shareholders	$1,025	$1,340
Net realized (gains) losses (1)	99	(210)
Equity in net (income) of investments accounted for using the equity method	(224)	(134)
Net foreign exchange (gains) losses	(18)	7
Transaction costs and other	17	21
Income tax expense (benefit) (2)	11	18
After-tax operating income available to Arch common shareholders	$910	$1,042

Diluted per common share results:
Net income available to Arch common shareholders	$3.00	$3.56
Net realized (gains) losses (1)	0.29	(0.56)
Equity in net (income) of investments accounted for using the equity method	(0.66)	(0.36)
Net foreign exchange (gains) losses	(0.04)	0.02
Transaction costs and other	0.05	0.06
Income tax expense (benefit) (2)	0.03	0.05
After-tax operating income available to Arch common shareholders	$2.67	$2.77

Weighted average common shares and common share equivalents outstanding — diluted	341.4	376.1

Beginning common shareholders’ equity	$23,200	$22,211
Ending common shareholders’ equity	22,162	22,889
Average common shareholders’ equity	$22,681	$22,550

Annualized net income return on average common equity	18.1%	23.8%
Annualized operating return on average common equity	16.0%	18.5%
(1)    Net realized gains or losses include, but are not limited to, realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries.
(2)    Income tax expense (benefit) on net realized gains or losses, equity in net income of investments accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Segment Information

The following section provides analysis on the Company’s 2026 third quarter performance by reportable segments. For additional details regarding the Company’s reportable segments, please refer to the Company’s Financial Supplement dated September 30, 2026. On August 1, 2024, the insurance segment completed the acquisition of the U.S. MidCorp and Entertainment insurance businesses from Allianz (MCE Acquisition). The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development (see ‘Comments on Non-GAAP Financial Measures’ for further details).
Insurance Segment

	Three Months Ended September 30,
(U.S. Dollars in millions)	2026	2025	% Change

Gross premiums written	$2,766	$2,567	7.8
Net premiums written	2,006	1,953	2.7
Net premiums earned	1,937	1,969	(1.6)
Other underwriting income	15	9	66.7

Underwriting income	$108	$129	(16.3)

Underwriting Ratios			% Point Change
Loss ratio	60.8%	59.0%	1.8
Underwriting expense ratio	33.6%	34.4%	(0.8)
Combined ratio	94.4%	93.4%	1.0

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	5.7%	2.2%	3.5
Net (favorable) adverse development in prior year loss reserves, net of related adjustments
Loss ratio impact	(0.7)%	(0.7)%	—
Underwriting expense ratio impact	0.2%	0.6%	(0.4)
Total impact	(0.5)%	(0.1)%	(0.4)

Combined ratio excluding catastrophic activity and prior year development	89.2%	91.3%	(2.1)

Gross premiums written by the insurance segment in the 2026 third quarter were 7.8% higher than in the 2025 third quarter, while net premiums written were 2.7% higher than in the 2025 third quarter. Adjusting for the non-renewal of certain programs related to the MCE Acquisition, net premiums written would have increased by 5.8% compared to the same quarter one year ago and reflected strong growth in international business. Net premiums earned in the 2026 third quarter were 1.6% lower than in the 2025 third quarter and reflect changes in net premiums written over the previous five quarters.
The 2026 third quarter loss ratio reflected 5.7 points of current year catastrophic activity, which includes losses related to the Iran conflict, compared to 2.2 points in the 2025 third quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.7 points in the 2026 third quarter, compared to 0.7 points in the 2025 third quarter. The balance of the change in the loss ratio resulted, in part, from the incremental earned premium in the quarter resulting from the Iran conflict.
The underwriting expense ratio was 33.6% in the 2026 third quarter, compared to 34.4% in the 2025 third quarter. The 2026 third quarter ratio primarily reflected the benefit of Bermuda qualified refundable tax credits (“QRTCs”).

Reinsurance Segment

	Three Months Ended September 30,
(U.S. Dollars in millions)	2026	2025	% Change

Gross premiums written	$2,313	$2,515	(8.0)
Net premiums written	1,576	1,737	(9.3)
Net premiums earned	1,807	2,015	(10.3)
Other underwriting income	43	38	13.2

Underwriting income	$393	$482	(18.5)

Underwriting Ratios			% Point Change
Loss ratio	55.9%	51.6%	4.3
Underwriting expense ratio	22.4%	24.5%	(2.1)
Combined ratio	78.3%	76.1%	2.2

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	6.9%	1.5%	5.4
Net (favorable) adverse development in prior year loss reserves, net of related adjustments
Loss ratio impact	(7.4)%	(2.6)%	(4.8)
Underwriting expense ratio impact	0.4%	0.4%	—
Total impact	(7.0)%	(2.2)%	(4.8)

Combined ratio excluding catastrophic activity and prior year development	78.4%	76.8%	1.6
Gross premiums written by the reinsurance segment in the 2026 third quarter were 8.0% lower than in the 2025 third quarter, while net premiums written were 9.3% lower than in the 2025 third quarter. Reductions in net premiums written this quarter were due, in part, to non-renewals and share reductions. Net premiums earned in the 2026 third quarter were 10.3% lower than in the 2025 third quarter and reflect changes in net premiums written over the previous five quarters.
The 2026 third quarter loss ratio reflected 7.5 points of current year catastrophic activity, compared to 1.3 points in the 2025 third quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 7.4 points in the 2026 third quarter, compared to 2.6 points in the 2025 third quarter. The loss ratio was also impacted by changes in rate and mix of business.
The underwriting expense ratio was 22.4% in the 2026 third quarter, compared to 24.5% in the 2025 third quarter, with the decrease primarily reflecting the impact of higher commissions on retrocessions. The 2026 third quarter also reflected the benefit of QRTCs.

Mortgage Segment

	Three Months Ended September 30,
(U.S. Dollars in millions)	2026	2025	% Change

Gross premiums written	$316	$330	(4.2)
Net premiums written	263	274	(4.0)
Net premiums earned	270	301	(10.3)
Other underwriting income	3	3	—

Underwriting income	$201	$260	(22.7)

Underwriting Ratios			% Point Change
Loss ratio	6.9%	(0.5)%	7.4
Underwriting expense ratio	18.6%	14.0%	4.6
Combined ratio	25.5%	13.5%	12.0

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments
Loss ratio impact	(15.4)%	(18.1)%	2.7
Underwriting expense ratio impact	(0.7)%	(1.1)%	0.4
Total impact	(16.1)%	(19.2)%	3.1

Combined ratio excluding prior year development	41.6%	32.7%	8.9
Gross premiums written by the mortgage segment in the 2026 third quarter were 4.2% lower than in the 2025 third quarter, with lower U.S. primary mortgage insurance monthly premiums and U.S. credit risk transfer premiums partially offset by growth in international business. Net premiums written were 4.0% lower than in the 2025 third quarter, primarily reflecting lower U.S. credit risk transfer premiums.
Estimated net favorable development of prior year loss reserves, before related adjustments, decreased the loss ratio by 15.4 points, compared to 18.1 points in the 2025 third quarter. Such amounts were primarily related to better than expected cure rates. The 2026 third quarter loss ratio, excluding net favorable development, reflected a modestly higher level of delinquencies compared to the 2025 third quarter.
The underwriting expense ratio was 18.6% in the 2026 third quarter, compared to 14.0% in the 2025 third quarter. The increase was primarily due to lower ceding and profit commissions. The 2026 third quarter ratio also reflected the impact of a lower level of net premiums earned.

Corporate
The Company’s results include net investment income, net realized gains or losses (which include, but are not limited to, realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries), equity in net income or loss of investments accounted for using the equity method, other income (loss), corporate benefit (expenses), transaction costs and other, amortization of intangible assets, interest expense, net foreign exchange gains or losses, income tax items, income or loss from operating affiliates and items related to the Company’s non-cumulative preferred shares.
Investment returns were as follows:

(U.S. Dollars in millions, except per share data)	Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025
Pre-tax net investment income	$451	$417	$408
Per share	$1.32	$1.20	$1.08

Equity in net income of investments accounted for using the equity method	$224	$196	$134
Per share	$0.66	$0.56	$0.36

Pre-tax investment income yield, at amortized cost (1)	4.09%	3.91%	4.07%

Total return on investments (2)	(0.42)%	1.62%	1.80%
(1)    Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.
(2)    See ‘Comments on Non-GAAP Financial Measures’ for further details.
Net investment income for the 2026 third quarter was $451 million, compared to $408 million in the 2025 third quarter, with the increase reflecting growth in average investable assets. Net realized losses were $99 million for the 2026 third quarter, compared to net realized gains of $210 million in the 2025 third quarter. The negative total return on investments for the 2026 third quarter primarily reflected the impact of rising interest rates on fixed income securities.
Corporate expenses for the 2026 third quarter were $5 million, compared to $28 million for the 2025 third quarter. Such expenses primarily represent certain holding company costs necessary to support our worldwide operations and costs associated with operating as a publicly traded company. The decline in the 2026 third quarter primarily reflected the benefit of QRTCs.
Amortization of intangible assets was $30 million for the 2026 third quarter, compared to $49 million for the 2025 third quarter. The decrease primarily related to lower amortization of intangible assets related to the MCE Acquisition.
Interest expense for the 2026 third quarter was $62 million, compared to $37 million for the 2025 third quarter. The increase primarily resulted from the Company’s June 2026 capital raising activity.
On a pre-tax basis, net foreign exchange gains were $18 million for the 2026 third quarter, compared to net foreign exchange losses of $7 million for the 2025 third quarter. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income.
The Company’s effective tax rate on income before income taxes (based on the Company’s annual effective tax rate) was 15.1% for the 2026 third quarter, compared to 13.7% for the 2025 third quarter. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was 15.8% for the 2026 third quarter consistent with 15.8% for the 2025 third quarter. The effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction.
Income from operating affiliates for the 2026 third quarter was $33 million, or $0.10 per share, compared to $62 million, or $0.16 per share, for the 2025 third quarter, and primarily reflects amounts related to the Company’s investment in Somers Group Holdings Ltd. and Coface SA.

Conference Call

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on October 28, 2026. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archgroup.com/investors. A recording of the webcast will be available in the Investors section of the Company’s website approximately two hours after the event concludes. A transcript of the webcast will also be available in the Investors section of the Company’s website approximately 24 hours after the posting of the recording. Both the recording and the transcript will be archived on the site for one year.
Please refer to the Company’s Financial Supplement dated September 30, 2026, which is available via the Investors section of the Company’s website at http://www.archgroup.com/investors. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., is a publicly listed Bermuda exempted company with approximately $27.3 billion in capital at September 30, 2026. Arch, which is part of the S&P 500 index, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Non-GAAP Financial Measures

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which include, but are not limited to, realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries), equity in net income or loss of investments accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other, net of income taxes and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized net income return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, equity in net income or loss of investments accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other, in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investments accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize these items are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, changes in the allowance for credit losses and net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization.
The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investments accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments.

Transaction costs and other include integration, advisory, financing, legal, severance, incentive compensation and all other costs directly related to acquisitions. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies that follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not include certain income and expense items which are included in corporate. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income, income from operating affiliates and other items are not allocated to each underwriting segment.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development, for the insurance and reinsurance segments, and a combined ratio excluding prior year development, for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratios excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments. The ‘Other operating expense ratio’ includes ‘Other underwriting income.’
Total return on investments includes investment income, equity in net income or loss of investments accounted for using the equity method, net realized gains and losses (excluding changes in the allowance for credit losses on non-investment related financial assets) and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders, and compares the return generated by the Company’s investment portfolio against benchmark returns during the periods presented.

The following tables summarize the Company’s results by segment for the 2026 third quarter and 2025 third quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in millions)	Three Months Ended
	September 30, 2026
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$2,766	$2,313	$316	$5,391
Premiums ceded (1)	(760)	(737)	(53)	(1,546)
Net premiums written	2,006	1,576	263	3,845
Change in unearned premiums	(69)	231	7	169
Net premiums earned	1,937	1,807	270	4,014
Other underwriting income (2)	15	43	3	61
Losses and loss adjustment expenses	(1,178)	(1,010)	(18)	(2,206)
Acquisition expenses	(371)	(334)	(7)	(712)
Other operating expenses	(295)	(113)	(47)	(455)
Underwriting income (loss)	$108	$393	$201	702

Net investment income				451
Net realized gains (losses)				(99)
Equity in net income of investments accounted for using the equity method				224
Other income (loss)				4
Corporate benefit (expenses) (3)				(5)
Transaction costs and other (3)				(17)
Amortization of intangible assets				(30)
Interest expense				(62)
Net foreign exchange gains (losses)				18
Income (loss) before income taxes and income (loss) from operating affiliates				1,186
Income tax benefit (expense)				(184)
Income (loss) from operating affiliates				33
Net income (loss) available to Arch				1,035
Preferred dividends				(10)
Net income (loss) available to Arch common shareholders				$1,025

Underwriting Ratios
Loss ratio	60.8%	55.9%	6.9%	55.0%
Acquisition expense ratio	19.2%	18.5%	2.4%	17.7%
Other operating expense ratio (4)	14.4%	3.9%	16.2%	9.8%
Combined ratio	94.4%	78.3%	25.5%	82.5%

Net premiums written to gross premiums written	72.5%	68.1%	83.2%	71.3%

(1)    Certain assumed and ceded amounts related to intersegment transactions are included in individual segment results. Accordingly, the sum of such transactions for each segment does not agree to the total due to eliminations.
(2)    ‘Other underwriting income’ includes revenue earned from underwriting-related activities covered under existing service contracts.
(3)    Certain expenses have been excluded from ‘Corporate benefit (expenses)’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Non-GAAP Financial Measures’ for a further discussion of such items.
(4)    The ‘Other operating expense ratio’ includes ‘Other underwriting income.’

(U.S. Dollars in millions)	Three Months Ended
	September 30, 2025
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$2,567	$2,515	$330	$5,410
Premiums ceded (1)	(614)	(778)	(56)	(1,446)
Net premiums written	1,953	1,737	274	3,964
Change in unearned premiums	16	278	27	321
Net premiums earned	1,969	2,015	301	4,285
Other underwriting income (2)	9	38	3	50
Losses and loss adjustment expenses	(1,162)	(1,040)	2	(2,200)
Acquisition expenses	(386)	(398)	(2)	(786)
Other operating expenses	(301)	(133)	(44)	(478)
Underwriting income (loss)	$129	$482	$260	871

Net investment income				408
Net realized gains (losses)				210
Equity in net income of investments accounted for using the equity method				134
Other income (loss)				22
Corporate benefit (expenses) (3)				(28)
Transaction costs and other (3)				(21)
Amortization of intangible assets				(49)
Interest expense				(37)
Net foreign exchange gains (losses)				(7)
Income (loss) before income taxes and income (loss) from operating affiliates				1,503
Income tax benefit (expense)				(215)
Income (loss) from operating affiliates				62
Net income (loss) available to Arch				1,350
Preferred dividends				(10)
Net income (loss) available to Arch common shareholders				$1,340

Underwriting Ratios
Loss ratio	59.0%	51.6%	(0.5)%	51.4%
Acquisition expense ratio	19.6%	19.8%	0.7%	18.4%
Other operating expense ratio (4)	14.8%	4.7%	13.3%	10.0%
Combined ratio	93.4%	76.1%	13.5%	79.8%

Net premiums written to gross premiums written	76.1%	69.1%	83.0%	73.3%

(1)    Certain assumed and ceded amounts related to intersegment transactions are included in individual segment results. Accordingly, the sum of such transactions for each segment does not agree to the total due to eliminations.
(2)    ‘Other underwriting income’ includes revenue earned from underwriting-related activities covered under existing service contracts.
(3)    Certain expenses have been excluded from ‘Corporate benefit (expenses)’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Non-GAAP Financial Measures’ for a further discussion of such items.
(4)    The ‘Other operating expense ratio’ includes ‘Other underwriting income.’

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:
•the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;
•acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;
•the Company’s ability to consummate acquisitions and integrate any businesses it has acquired or may acquire into its existing operations;
•the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms, tariffs, geopolitical instability and conflict and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets in which the Company operates;
•competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;
•developments in the world’s financial and capital markets and the Company’s access to such markets;
•the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;
•the loss and addition of key personnel;
•material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;
•accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, deferred tax assets, contingencies and litigation, and any determination to use the deposit method of accounting;
•greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;
•the adequacy of the Company’s loss reserves;
•severity and/or frequency of losses;
•greater frequency or severity of unpredictable natural and man-made catastrophic events;
•claims for natural catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;
•availability to the Company of reinsurance to manage our net exposures and the cost of such reinsurance;
•the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;
•the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;
•the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•changes in general economic conditions, resulting in downgrades of U.S. securities or sovereign debt by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;
•an incident, disruption in operations or other cyber event caused by cyber attacks, the use of artificial intelligence technologies or other technology on the Company’s systems or those of the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;
•the effect of climate change on the Company’s business;
•the effect of contagious diseases or a pandemic on the Company’s business;
•acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events caused by humans;
•the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;
•changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;
•changes in the political environment of certain countries in which the Company operate or underwrite business;
•statutory or regulatory developments, including as to tax matters and insurance and other regulatory matters such as the adoption of legislation that affects Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the implementation of the Organization for Economic Cooperation and Development (“OECD”) Pillar I and Pillar II initiative and the enactment of the Bermuda corporate income tax; and
•the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026 and of the Company’s latest Quarterly Reports on Form 10-Q, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.
All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company's forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archgroup.com

Source: Arch Capital Group Ltd.
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